Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated February 24, 2009, except for note 27 which is at November 20, 2009, with respect to the consolidated financial statements of Labopharm Inc. (the “Company”) as at December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008 and our report dated February 24, 2009 with respect to the effectiveness of internal control over financial reporting of the Company as of December 31, 2008 incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Montreal, Canada	/s/ Ernst & Young LLP
November 30, 2009	Chartered Accountants